FILED PURSUANT TO RULE 424(b)(3)
                                                          FILE NUMBER: 333-77055

SUPPLEMENT NO. 4 DATED JANUARY 10, 2000 TO BE USED WITH PROSPECTUS DATED AUGUST 3, 1999, SUPPLEMENT NO. 2 DATED OCTOBER 5, 1999 AND SUPPLEMENT NO. 3 DATED DECEMBER 17, 1999.

                     SUPPLEMENT NO. 4 DATED JANUARY 10, 2000

                       TO PROSPECTUS DATED AUGUST 3, 1999

                               APPLE SUITES, INC.

     The following information supplements the prospectus of Apple Suites, Inc. dated August 3, 1999 and is part of the prospectus. THIS SUPPLEMENT NO. 4 RELATES TO MATTERS THAT HAVE CHANGED OR OCCURRED SINCE DECEMBER 17, 1999. OTHER IMPORTANT MATTERS WERE DISCUSSED IN SUPPLEMENT NO. 3 AND IN SUPPLEMENT NO. 2, WHICH INCORPORATED AND REPLACED SUPPLEMENT NO. 1.

     Supplement No. 4 does not incorporate or replace any prior Supplement. Prospective investors should carefully review the prospectus, Supplement No. 2, Supplement No. 3 and this Supplement.


                    TABLE OF CONTENTS FOR SUPPLEMENT NO. 4

                                                 PAGE
                                                -----
Status of the Offering ......................    S-2
Our Properties ..............................    S-2
Property Acquisition ........................    S-3
 Payment Summary ............................    S-3
 Hotel Supplies and Franchise Fees ..........    S-3
 Description of Financing ...................    S-4
 Source of Payments .........................    S-4
Summary of Material Contracts ...............    S-5
Description of Property .....................    S-6
Experts .....................................    S-8
Index to Financial Statements ...............    F-1

     The prospectus and this supplement contain forward-looking statements within the meaning of the federal securities laws which are intended to be covered by the safe harbors created by those laws. These statements include our plans and objectives for future operations, including plans and objectives relating to future growth and availability of funds. These forward-looking statements are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, the continuation of our offering of common shares, future economic, competitive and market conditions and future business decisions. All of these matters are difficult or impossible to predict accurately and many of them are beyond our control. Although we believe the assumptions underlying the forward-looking statements, and the forward-looking statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

                            STATUS OF THE OFFERING

     We completed the minimum offering of common shares at $9 per share on August 23, 1999. We are continuing the offering at $10 per share in accordance with the prospectus.

     As of December 20, 1999, we had closed on the following sales of our common shares:


                                                           PROCEEDS NET OF SELLING
   PRICE PER           NUMBER OF             GROSS        COMMISSIONS AND MARKETING
 COMMON SHARE     COMMON SHARES SOLD       PROCEEDS           EXPENSE ALLOWANCE
--------------   --------------------   --------------   --------------------------
    $ 9               1,666,666.67       $15,000,000             $13,500,000
    $10               1,762,737.60       $17,627,376             $15,864,638
                      ------------       -----------             -----------
     Total            3,429,404.27       $32,627,376             $29,364,638
                                         ===========             ===========


     We have used the proceeds of our offering to acquire, either directly or through our subsidiaries, a total of 11 extended-stay hotels. All of our hotels are licensed to operate as Homewood Suites(Reg. TM) properties. Homewood Suites(Reg. TM) is a registered service mark of Promus Hotels, Inc. A summary of our hotels appears below.


                                OUR PROPERTIES

            (Map of United States shows general location of hotels)


                               [GRAPHIC OMITTED]

  DATE OF   NAME AND                        TOTAL      DATE OF  NAME AND                  TOTAL
  PURCHASE  ADDRESS OF HOTEL               SUITES     PURCHASE  ADDRESS OF HOTEL          SUITES
----------- ----------------------------- --------   ---------- ------------------------ -------
  9/20/99   Dallas-Addison                   120     11/29/99   Atlanta-Peachtree           92
  9/20/99   Dallas-Irving/Las Colinas        136     11/29/99   Baltimore-BWI Airport      147
  9/20/99   North Dallas-Plano                99     11/29/99   Clearwater                 112
  9/20/99   Richmond-West End                123     11/29/99   Detroit-Warren              76
  10/5/99   Atlanta-Galleria/Cumberland      124     11/29/99   Salt Lake City-Midvale      98
                                                     12/22/99   Jackson-Ridgeland           91


                             PROPERTY ACQUISITION

PAYMENT SUMMARY

     We  purchased the Jackson-Ridgeland hotel, an existing Homewood Suites(Reg.
TM) property, from Promus Hotels, Inc. as of December 22, 1999. The total purchase price for the hotel was $5,846,000. We used proceeds from our offering of common shares to pay twenty-five percent of this total, or $1,461,500, at closing in cash. The balance of 75%, or $4,384,500, is being financed by Promus Hotels, Inc. as short-term or "bridge financing," as described below.

     We paid a real estate commission on this purchase to Apple Suites Realty Group, Inc., as our real estate broker. This corporation is owned by Glade M. Knight, who is our president and chief executive officer. The total amount of the real estate commission was $116,920, which equals two percent (2%) of the total purchase price.

HOTEL SUPPLIES AND FRANCHISE FEES

     We have provided Apple Suites Management, Inc. with funds for the purchase of certain hotel supplies, such as sheets, towels and so forth. Apple Suites Management, Inc. is obligated to repay us under a promissory note made in the principal amount of $9,100. This promissory note provides for an annual interest rate of nine percent (9%), which would increase to twelve percent (12%) if a default occurs, and repayment in sixty-one (61) monthly installments. The first installment consists of interest only. The due date for the first installment, subject to a five-day grace period, was January 1, 2000. The remaining installments consist of principal and interest on an amortized basis. The final maturity date is January 1, 2005.

     We have also provided Apple Suites Management, Inc. with funds for the payment of hotel franchise fees to Promus Hotels, Inc. Apple Suites Management, Inc. is obligated to repay us under a promissory note made in the principal amount of $45,000. This promissory note is substantially similar to the one described above, but provides for repayment in one hundred twenty-one (121) monthly installments and has a final maturity date of January 1, 2010.

DESCRIPTION OF FINANCING

     As indicated above, Promus Hotels, Inc. financed 75% of the purchase price of the Jackson-Ridgeland hotel. This financing is substantially similar to the financing provided by Promus Hotels, Inc. when we purchased our other hotels. The amounts we owe to Promus Hotels, Inc. are evidenced by the following promissory notes:

                          ORIGINAL          REMAINING
       DATE OF            PRINCIPAL      PRINCIPAL AS OF     ANNUAL RATE         DATE OF
   PROMISSORY NOTE         AMOUNT        JANUARY 1, 2000     OF INTEREST         MATURITY
--------------------   --------------   -----------------   -------------   -----------------
September 20, 1999      $26,625,000        $26,625,000            8.5%      October 1, 2000
October 5, 1999         $ 7,350,000        $ 7,350,000            8.5%      October 1, 2000
November 29, 1999       $30,210,000        $30,210,000            8.5%      December 1, 2000
December 22, 1999       $ 4,384,500        $ 4,384,500            8.5%      January 1, 2001

     We   consider  the  financing  from  Promus  Hotels,  Inc.  to  be  "bridge financing" because of its short-term nature (that is, each promissory note reaches maturity within approximately one year of its date of execution). Despite the temporary use of bridge financing, over the long-term we will seek to hold our properties on an all-cash basis, as indicated in the prospectus.

     The promissory notes have several provisions in common, which include the following:

     o monthly interest payments

     o monthly principal payments, to the extent of the net equity proceeds from our offering of common shares

     o our delivery of monthly notices to specify such net equity proceeds

     o our right to prepay the notes, in whole or in part, without premium or penalty

     o a late payment premium of four percent (4%) for any payment not made within ten (10) days of its due date

     Principal payments under the promissory note dated as of December 22, 1999 are not scheduled to start until the other promissory notes have been paid in full. Assuming those other notes continue to be paid on schedule, principal under the note dated as of December 22, 1999 will be due in a single installment on its maturity date.

SOURCE OF PAYMENTS

     Revenue from the operation of the hotels will be used to pay interest under the promissory notes we have made to Promus Hotels, Inc. The "net equity proceeds" from our offering of common shares will be used to pay principal. The phrase "net equity proceeds" means the total proceeds from our offering of common shares, as reduced by selling commissions, a marketing expense allowance, closing costs, various fees and charges (legal, accounting, and so forth), a working capital reserve and a reserve for renovations, repairs and replacements of capital improvements. We were permitted, by an October 1999 letter agreement, to use our net equity proceeds to pay 25% of the purchase price of the Jackson-Ridgeland hotel (rather than use such amounts exclusively for payments under the earlier promissory notes.)

     There can be no assurance that the net equity proceeds from our offering of common shares will be sufficient to pay principal under the promissory notes on or before the required due dates. The following amounts would be due on the maturity dates of the promissory notes, assuming that interest payments are made on schedule and that no payments of principal are made before those maturity dates:

      DATE OF           PRINCIPAL          MONTHLY            TOTAL DUE
     MATURITY              DUE          INTEREST DUE         AT MATURITY
------------------   --------------   ----------------   -------------------
October 1, 2000       $33,975,000       $ 240,656.25       $ 34,215,656.25
December 1, 2000      $30,210,000       $ 213,987.50       $ 30,423,987.50
January 1, 2001       $ 4,384,500       $  31,056.88       $  4,415,556.88

     In the event of a default under the promissory notes, various remedies are available to Promus Hotels, Inc. under certain deeds of trust, which are described below.

                         SUMMARY OF MATERIAL CONTRACTS

DEEDS OF TRUST AND RELATED DOCUMENTS

     Each of our hotels, including the Jackson-Ridgeland hotel, is subject to a mortgage on its real property, a security interest in its personal property, and an assignment of hotel rents and revenues, all in favor of Promus Hotels, Inc. (As described above, Promus Hotels, Inc. provided financing for our hotel purchases). These encumbrances are created by substantially similar documents. For simplicity, we will refer to each of these documents as a "deed of trust."

     At each closing on our purchase of a hotel or group of hotels, we further encumbered our other hotels by permitting additional deeds of trust or negative pledges. These documents are described below.

     Each deed of trust corresponds to one of the promissory notes we made to Promus Hotels, Inc., and secures the payment of principal and interest under that promissory note. The encumbrance created by a deed of trust will terminate when its corresponding promissory note is paid in full.

     We are subject to various requirements under the deeds of trust. For instance, we must maintain adequate insurance on the hotels and we must not grant any further assignments of rents or leases with respect to the hotels.

     Each deed of trust contains a substantially similar definition of events of default. In each case, the events of default include (without limitation) any default that occurs under any of the promissory notes or under another deed of trust, and any sale of the secured property without the prior consent of Promus Hotels, Inc. Upon any event of default, various remedies are available to Promus Hotels, Inc. Those remedies include, for example (1) declaring the entire principal balance under the promissory notes, and all accrued and unpaid interest, to be due and payable immediately; (2) taking possession of the secured property, including the hotels; and (3) collecting hotel rents and revenues, or foreclosing on the hotels, to satisfy unpaid amounts under the promissory notes. Each deed of trust requires us to pay any costs that may be incurred in exercising such remedies.

     Negative pledges apply to three of our hotels (Richmond-West End, Clearwater and Baltimore- BWI Airport). The negative pledges prohibit any transfer or further encumbrance of the hotels, in whole or in part, without the prior written consent of Promus Hotels, Inc. Each negative pledge was executed concurrently with a particular promissory note, and will terminate when its corresponding promissory note is paid in full.

MASTER HOTEL LEASE AGREEMENT

     We have leased the Jackson-Ridgeland hotel to Apple Suites Management, Inc. Our existing master hotel lease agreement, dated as of September 20, 1999, has been supplemented to include this hotel as leased properties.

     The master hotel lease agreement provides that Apple Suites Management, Inc. will pay us a base rent, percentage rent and certain additional charges. Base rent is payable in advance in equal monthly installments. In addition, for each calendar quarter during the term of the leases, Apple Suites Management, Inc. will pay percentage rent based on a percentage of gross revenues (less sales and room taxes), referred to as "suite revenue," derived in connection with the rental of suites at the hotel. The percentage rent is equal to (a) 17% of all year-to-date suite revenue, up to the applicable quarterly suite revenue breakpoint (as shown below); plus (b) 55% of the year-to-date suite revenue in excess of the applicable quarterly suite revenue breakpoint, less both base rents and the percentage rent paid year to date. The base rent and the quarterly suite revenue breakpoints will be adjusted each year beginning on January 1, 2001, based on the most recently published Consumer Price Index.

     An annual base rent is $462,750 for both 1999 and 2000. The quarterly suite revenue breakpoints through 2008, before any adjustment based on the Consumer Price Index, are described in the table below and in the subsequent paragraph:

                SUITE REVENUE BREAKPOINTS FOR THE FIRST QUARTER

     2000           2001          2002          2003          2004          2005          2006          2007          2008
-------------   -----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
$  150,394       $155,021      $161,963      $166,590      $171,218      $175,845      $180,473      $185,100      $189,728


     The suite revenue breakpoints for the second, third and fourth quarters of the same years are determined by multiplying the breakpoint for the first quarter (as shown above) by two, three or four, respectively.

OTHER AGREEMENTS

     The Jackson-Ridgeland hotel is subject to a license agreement and a management agreement with Promus Hotels, Inc. We have entered into an environmental indemnity agreement with Promus Hotels, Inc., as well as a comfort letter regarding the lease structure and certain other issues. These agreements are substantially similar to agreements that exist with respect to our other hotels.

                             DESCRIPTION OF PROPERTY

GENERAL BACKGROUND

     The Jackson-Ridgeland hotel is an extended-stay hotel, and is licensed to operate as Homewood Suites(Reg. TM) property. We believe that the majority of the guests at the hotel during the past 12 months have been business travelers. We expect that this pattern will continue.

     Each suite at a Homewood Suites(Reg. TM) property consists of a bedroom and a living room, with an adjacent kitchen area. The basic suite is known as a "Homewood Suite," which generally has one double or king-size bed. Larger suites, known as "Master Suites" or "Extended Double Suites" are also available. These suites have larger rooms, with either one king-size bed or two
smaller   beds.   The   largest   suites   contain   two   separate   bedrooms.
Wheelchair-accessible suites are available at each hotel.

     The suites have many features and amenities in common. Most suites have ceiling fans and two color televisions (one in the bedroom and one in the living room). Some suites have fireplaces. Typical living room furniture includes a sofa (often a fold-out sleeper sofa), coffee table and work/dining table with chairs. Some living rooms contain a recliner and a videocassette player. The kitchens vary, but generally have a microwave, refrigerator, dishwasher, coffee maker and stove, together with basic cookware and utensils.

     Homewood Suites(Reg. TM) markets its hotel franchise through its web site (http://www.homewood-suites.com), which is generally available 24 hours a day, seven days a week, around the world. Reservations may be made directly through the web site. The reservation system and the web site are linked to, and cross-marketed with, the reservation systems and web sites for other hotel franchises that are owned and operated by Promus Hotels, Inc. Those other franchises include Hampton Inns(Reg. TM), Doubletree Hotels(Reg. TM) and Embassy Suites(Reg. TM). Such cross-marketing may affect occupancy at the Homewood Suites(Reg. TM) properties by directing travelers toward, or away from, Homewood Suites(Reg. TM).

     The hotel was actively conducting business at the time of its acquisition. We believe that the acquisition was conducted without materially disrupting any of the daily activities at the hotel. During the past 12 months, the hotel has been covered with property and liability insurance, and we have arranged to continue such coverage. We believe the hotel is adequately covered by insurance.

SPECIFIC FEATURES

     The Homewood Suites(Reg. TM) Jackson - Ridgeland is located on a 3.94 acre site at 853 Centre Street, Ridgeland, Mississippi 39157. The hotel is approximately 10 miles from downtown Jackson and 15 miles from the Jackson Municipal Airport.

     The hotel opened in February 1997. It has wood frame construction and consists of a single building with three stories. The hotel contains 91 suites, which have a combined rentable area of 41,729 square feet. The following types of suites are available:

           TYPE OF SUITE              NUMBER AVAILABLE     SQUARE FEET PER SUITE
----------------------------------   ------------------   -----------------------
       Master Suite ..............           56                 406 to 510
       Homewood Suite ............           29                 458 to 557
       Two-Bedroom Suite .........            6                    690


     The hotel offers a 40-seat breakfast/lounge area, a meeting room that accommodates 45 to 50 people, and a business center that offers guests the use of a personal computer, a photocopier and an electric typewriter. Recreational facilities include an outdoor pool, a whirlpool and an exercise room. The hotel also contains a guest convenience store and laundry. The hotel has its own parking lot with 108 spaces. The hotel provides complimentary shuttle service within a five mile radius (and to the airport).

     We believe that the hotel has been generally well maintained and is generally in very good condition. Over the next 12 months, we plan to spend approximately $333,000 on renovations or improvements. We expect that the principal renovations and improvements will include carpet replacement, furniture replacement, bathroom upgrades and parking lot resurfacing and restriping. We expect to pay for the costs of these renovations and improvements with proceeds obtained from our ongoing offering of common shares.

     During 1999, the average stay at the hotel has been approximately three nights, and approximately 48.2% of the guests have stayed for five nights or more. Occupancy at the hotel is not seasonal. The following table shows average daily occupancy rates, expressed as a percentage, since the opening of the hotel:

                 AVERAGE DAILY OCCUPANCY RATE (CALENDAR YEAR)

                   1997            1998          1999
                ---------       ----------   ------------
                 63.8%             80.6%        78.2%


     For January 1, 1999 through December 28, 1999, the average daily rate per suite was $81.98, and the average daily net revenue per suite was $63.92. As explained above, revenue from the hotel's operations will be used to pay interest due under the promissory note dated as of December 22, 1999. There can be no assurance, however, the proceeds of the offering will be sufficient to permit such payments of principal. Assuming that no principal payments are made until the maturity of the promissory note, and that the hotel continues to have the level of net revenue specified above, approximately 17.55% of the hotel's revenue would be needed to cover its portion of the interest payments.

     The hotel's current rate structure is based on length of stay and type of suite, as summarized below:

         LENGTH OF STAY
        (NUMBER OF NIGHTS)    HOMEWOOD   MASTER   TWO BEDROOM
        -------------------- ---------- -------- ------------
          1 to 4                 $92       $92       $149
          5 to 11                 82        82        119
          12 to 28                74        74        119
          29 or more              69        69        109


     The hotel offers a weekend discount. This discount varies by type of suite and generally reduces the basic rate by 20 to 33%. The weekend discount is not available to guests who stay for five nights or more. The hotel also offers discounts to guests who stay under certain corporate accounts. These discounts are often negotiated with the corporate customer and vary from account to account. During the past 12 months, we estimate that approximately 70% of the hotel's guests received a corporate discount.

     The  chief  corporate  accounts  (as  designated  in  the  hotel's records)
include Fire Victims, Entergy, Copac, Computer Task Group, Mississippi Diversified, Mississippi Baptist Health Systems, Hydro Ellay Enfield, Saks/McRaes, International Paper and HMA. From January 1, 1999 through August 2, 1999, the 10 biggest corporate accounts were responsible for approximately
24.5% of the hotel's occupancy. There can be no assurance, however, that the hotel will continue to receive significant occupancy, or any occupancy, from the corporate accounts identified above.

     The table below shows the average effective annual rental per square foot since the opening of the hotel:

               1997
           (ANNUALIZED)        1998          1999
          --------------   -----------   -----------
          $  33.32           $ 50.70       $ 50.88


     The depreciable real property component of the hotel has a currently estimated Federal tax basis of $5,287,765 and will be depreciated over a life of 39 years (or less, as permitted by the Internal Revenue Code) using the straight-line method. The basis of the personal property component of the hotel will be depreciated in accordance with the modified accelerated cost recovery system of the Internal Revenue Code.

     The following table sets forth the 1999 real estate tax information for the hotel:

                 TAX           ESTIMATED VALUE        TAXABLE PORTION         TAX             AMOUNT
           JURISDICTION        (TAX PURPOSES)     (OF ESTIMATED VALUE)        RATE            OF TAX
        ------------------   -----------------   ----------------------   ------------   ---------------
          Madison County         $4,044,310             $606,650              0.09917      $ 60,161.48


     We estimate that the annual property tax on the expected improvements will be approximately $33,000 or less.

     At least six competing hotels are located within seven miles of the hotel. (The names of the competing franchises, as listed below, may be registered as service marks or trade names.) One of the competing hotels is newer than the hotel. The newer competing hotel has a franchise with Townplace Suites. The other competing hotels have franchises with Residence Inn, Cabot Lodge, Courtyard by Marriott, Harvey Hotel and Hilton. We believe that the rates charged by the hotel are generally competitive with the rates charged by these other hotels. We are aware of ongoing or proposed construction for up to six new extended-stay hotels within 12 miles of the hotel. We expect these new hotels to be franchised with Comfort Inn, Hawthorne Suites, Jameson Inn, King Edward Hotel, Hilton Gardens and Springhill Suites.

                                    EXPERTS

     The financial statements for the Jackson-Ridgeland hotel are set forth below. These financial statements have been included herein in reliance on the report of L.P. Martin & Company, P.C., independent certified public accountants, which is also included herein, and upon the authority of that firm as an expert in accounting and auditing.

                              APPLE SUITES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                              PAGE
                                                                                             -----
PROPERTY FINANCIAL STATEMENTS (Jackson - Ridgeland)
 Independent Auditors' Report ............................................................    F-2
 Balance Sheets - December 31, 1998 and December 31, 1997 ................................    F-3
 Statements of Shareholders' Equity - Years ended December 31, 1997 and December 31, 1998.    F-4
 Income Statements - Years ended December 31, 1998 and December 31, 1997 .................    F-4
 Statements of Cash Flows - Years ended December 31, 1998 and December 31, 1997 ..........    F-5
 Notes to the Financial Statements - December 31, 1998 and December 31, 1997 .............    F-6

                                   *  *  *

 Balance Sheet - August 31, 1999 (unaudited) .............................................    F-8
 Statement of Shareholders' Equity - For the Period January 1, 1999 through August 31,
  1999 (unaudited) .......................................................................    F-9
 Income Statement - For the Period January 1, 1999 through August 31, 1999 (unaudited) ...    F-9
 Statement of Cash Flows - For the Period January 1, 1999 through August 31, 1999
   (unaudited) ...........................................................................   F-10
 Notes to the Financial Statements - For the Period January 1, 1999 through August 31,
  1999(unaudited) ........................................................................   F-11

PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)
Apple Suites, Inc.
 Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1999 .................   F-13
 Notes to Pro Forma Condensed Consolidated Balance Sheet .................................   F-13
 Pro Forma Condensed Consolidated Statements of Operations for the Year Ended
   December 31, 1998 and the Nine Months Ended September 30, 1999 ........................   F-15
 Notes to Pro Forma Condensed Consolidated Statements of Operations ......................   F-16
Apple Suites Management, Inc.
 Pro Forma Condensed Consolidated Statements of Operations for the Year Ended
   December 31, 1998 and the Nine Months Ended September 30, 1999 ........................   F-18
 Notes to Pro Forma Condensed Consolidated Statements of Operations ......................   F-19




                                     L.P. MARTIN & COMPANY

                                   A PROFESSIONAL CORPORATION

         MEMBERS                  CERTIFIED PUBLIC ACCOUNTANTS                 MEMBERS

    VIRGINIA SOCIETY OF               4132 INNSLAKE DRIVE                AMERICAN INSTITUTE OF

CERTIFIED PUBLIC ACCOUNTANTS       GLEN ALLEN, VIRGINIA 23060         CERTIFIED PUBLIC ACCOUNTANTS

LEE P. MARTIN, JR., C.P.A.            PHONE: (804) 346-2626             ROBERT C. JOHNSON, C.P.A.
WILLIAM L. GRAHAM, C.P.A.                                             LEE P. MARTIN, C.P.A. (1948-78)
BERNARD G. KINZIE, C.P.A.              FAX (804) 346-9311
W. BARCLAY BRADSHAW, C.P.A.


                          INDEPENDENT AUDITORS' REPORT



Apple Suites, Inc.
Richmond, Virginia

     We have audited the accompanying balance sheets of the Homewood Suites Hotel - Jackson as of December 31, 1998 and 1997, and the related statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the management of the hotel. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 to the financial statements and are not intended to be a complete presentation of the Homewood Suites Hotel - Jackson.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Homewood Suites Hotel - Jackson as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




November 7, 1999

                       HOMEWOOD SUITES HOTEL -- JACKSON

                                BALANCE SHEETS


                                                                    DECEMBER 31,
                                                           -------------------------------
                                                                1998             1997
                                                           --------------   --------------
ASSETS
CURRENT ASSETS
 Cash ..................................................     $   34,756       $   13,970
 Accounts Receivable, Net ..............................        148,205          104,456
 Prepaids and Other ....................................         25,350           25,350
                                                             ----------       ----------
    Total Current Assets ...............................        208,311          143,776
                                                             ----------       ----------
INVESTMENT IN HOTEL PROPERTY ...........................
 Land and Improvements .................................        749,969          749,969
 Buildings and Improvements ............................      5,284,823        5,161,652
 Furniture, Fixtures and Equipment .....................      1,197,181        1,182,151
                                                             ----------       ----------
    Total ..............................................      7,231,973        7,093,772
 Less: Accumulated Depreciation ........................       (797,849)        (380,298)
                                                             ----------       ----------
    Net Investment in Hotel Property ...................      6,434,124        6,713,474
                                                             ----------       ----------
    Total Assets .......................................     $6,642,435       $6,857,250
                                                             ==========       ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
 Accounts Payable ......................................     $   98,225       $  144,491
 Accrued Taxes .........................................         87,475           43,165
 Accrued Expenses - Other ..............................         41,034           39,523
                                                             ----------       ----------
    Total Current Liabilities ..........................        226,734          227,179
                                                             ----------       ----------
SHAREHOLDERS' EQUITY
 Contributed Capital ...................................      6,046,570        6,734,271
 Retained Earnings (Accumulated Deficit) ...............        369,131         (104,200)
                                                             ----------       ----------
    Total Shareholders' Equity .........................      6,415,701        6,630,071
                                                             ----------       ----------
    Total Liabilities and Shareholders' Equity .........     $6,642,435       $6,857,250
                                                             ==========       ==========


The accompanying notes are an integral part of these financial statements.

                       HOMEWOOD SUITES HOTEL -- JACKSON

                      STATEMENTS OF SHAREHOLDERS' EQUITY

                                                           RETAINED
                                                           EARNINGS           TOTAL
                                         CONTRIBUTED     (ACCUMULATED     SHAREHOLDERS'
                                           CAPITAL         DEFICIT)          EQUITY
                                        -------------   --------------   --------------
Balances, January 1, 1997 ...........    $4,638,129       $  (70,003)      $4,568,126
Net Loss ............................            --          (34,197)         (34,197)
Capital Contributions, Net ..........     2,096,142               --        2,096,142
                                         ----------       ----------       ----------
Balances, December 31, 1997 .........     6,734,271         (104,200)       6,630,071
Net Income ..........................            --          473,331          473,331
Capital Distributions, Net ..........      (687,701)              --         (687,701)
                                         ----------       ----------       ----------
Balances, December 31, 1998 .........    $6,046,570       $  369,131       $6,415,701
                                         ==========       ==========       ==========

                               INCOME STATEMENTS


                                                                               YEARS ENDED DECEMBER 31,
                                                                             -----------------------------
                                                                                  1998            1997
                                                                             -------------   -------------
GROSS OPERATING REVENUE
 Suite Revenue ...........................................................    $2,115,861      $1,390,347
 Other Customer Revenue ..................................................       161,811         130,494
                                                                              ----------      ----------
    Total Revenue ........................................................     2,277,672       1,520,841
                                                                              ----------      ----------
EXPENSES
 Property and Operating ..................................................       927,878         700,874
 General and Administrative ..............................................        69,009          56,870
 Advertising and Promotion ...............................................       128,067          87,703
 Utilities ...............................................................        87,815          73,585
 Real Estate and Personal Property Taxes, and Property Insurance .........        89,387          43,959
 Depreciation Expense ....................................................       417,551         380,298
 Franchise Fees ..........................................................        84,634              --
 Pre-Opening Expenses ....................................................            --         211,749
                                                                              ----------      ----------
    Total Expenses .......................................................     1,804,341       1,555,038
                                                                              ----------      ----------
    Net Income (Loss) ....................................................    $  473,331      $  (34,197)
                                                                              ==========      ==========


The accompanying notes are an integral part of these financial statements.

                       HOMEWOOD SUITES HOTEL -- JACKSON
                           STATEMENTS OF CASH FLOWS


                                                                     YEARS ENDED DECEMBER 31,
                                                                   -----------------------------
                                                                        1998            1997
CASH FLOWS FROM (TO) OPERATING ACTIVITIES
 Net Income (Loss) .............................................    $  473,331      $  (34,197)
                                                                    ----------      ----------
 Adjustments to Reconcile Net Income (Loss) to Net Cash Provided
   by Operating Activities:
   Depreciation ................................................       417,551         380,298
 Change In:
   Accounts Receivable .........................................       (43,749)       (104,456)
   Prepaids and Other Current Assets ...........................            --         (25,350)
   Accounts Payable ............................................       (46,266)          7,278
   Accrued Taxes ...............................................        44,310          42,292
   Accrued Expenses - Other ....................................         1,511          36,532
                                                                    ----------      ----------
   Net Adjustments .............................................       373,357         336,594
                                                                    ----------      ----------
    Net Cash Flows from Operating Activities ...................       846,688         302,397
CASH FLOWS TO FINANCING ACTIVITIES
 Capital Distributions, Net ....................................      (825,902)       (290,927)
                                                                    ----------      ----------
    Net Increase in Cash .......................................        20,786          11,470
    Cash, Beginning of Year ....................................        13,970           2,500
                                                                    ----------      ----------
    Cash, End of Year ..........................................    $   34,756      $   13,970
                                                                    ==========      ==========
SUPPLEMENTAL DISCLOSURES:
 NONCASH FINANCING AND INVESTING ACTIVITIES


YEAR ENDED DECEMBER 31, 1998

     Investments in hotel properties in the amount of $138,201 were financed with capital contributions.

YEAR ENDED DECEMBER 31, 1997

     Investments in hotel properties in the amount of $7,093,772, were financed with capital contributions.

     Construction in progress in the amount of $5,186,984 was reclassified to investment in hotel properties.

     Accounts payable for construction costs totaling $480,281 was curtailed with capital contributions.




The accompanying notes are an integral part of these financial statements.

                        HOMEWOOD SUITES HOTEL -- JACKSON

                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

     The Homewood Suites Hotel - Jackson is a 91 suite hotel, located in Ridgeland, Mississippi, which opened for business on February 20, 1997. The Hotel specializes in providing extended stay lodging to business or leisure travelers. While customers may rent rooms for a night, terms of up to a month or longer are available. Services offered, which are particularly attractive to the extended stay traveler, include laundry services, 24 hour on-site convenience stores and grocery shopping services.

     Economic conditions in the area in which the Hotel is located impact revenues and the ability to collect accounts receivable.

     The Hotel has been owned and managed by an affiliate of Promus Hotels, Inc. (the Owner) throughout the financial statement periods. The Owner has a contract pending to sell the Hotel to an affiliate of Apple Suites, Inc., a real estate investment trust established to acquire equity interests in hotel properties. The statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for inclusion in a filing by Apple Suites, Inc.

     The  corporate  owner pays income taxes on taxable income of the company as
a   whole   and  does  not  allocate  income  taxes  to  individual  properties.
Accordingly, the financial statements have been presented on a pretax basis.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLCIIES

     Property -- The hotel property is recorded at cost. Depreciation has been recorded straight-line using the following lives:

                                                             LIFE
                                                         ------------
          Land Improvements ..........................   10-15 Years
          Buildings and Improvements .................   15-35 Years
          Furniture, Fixtures and Equipment ..........   3-10 Years


     Major renewals, betterments and improvements are capitalized, while ongoing maintenance and repairs are expensed as incurred. Building costs include interest capitalized during the construction period. Construction in progress represents Hotel assets under construction. At the point construction is completed and the Hotel is ready to be placed in service, the costs are reclassified to investment in Hotel property for financial statement presentation. Construction in progress totaling $5,186,984 was reclassified to investment in hotel property during 1997.

     Estimates -- The preparation of financial statements in accordance with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosures related thereto. Actual results could differ from those estimates.

     Annually, management of the hotel reviews the carrying value and remaining depreciable lives of the Hotel property and related assets. Management does not believe there are any current indications of impairment. However, it is possible that estimates of the remaining useful lives will change in the near term.

     Accounts receivable are recorded net of an allowance for doubtful accounts based on management's historical experience in estimating credit losses. Actual uncollectible balances written off may be more or less than the allowance recorded.

     Cash -- Cash includes all highly liquid investments with a maturity date of three months or less when purchased.

                       HOMEWOOD SUITES HOTEL -- JACKSON

                       NOTES TO THE FINANCIAL STATEMENTS
                   DECEMBER 31, 1998 AND 1997 -- (CONTINUED)
NOTE 2 -- SIGNIFICANT ACCOUNTING POLCIIES -- (CONTINUED)

     Advertising -- Advertising costs are expensed in the period incurred.

     Pre-Opening Expenses -- Pre-opening expenses represent operating expenses incurred prior to initial opening of the Hotel. In 1997, pre-opening expenses of $211,749, were expensed as incurred.

     Inventories -- The Hotel maintains supplies of room linens and food and beverages. However, due to the ongoing routine replacement of these items and the difficulty in establishing market values, management has chosen to expense these items at point of purchase.

NOTE 3 -- RELATED PARTY TRANSACTIONS

     The Owner allocates a monthly accounting fee of $1,000 to the Hotel. These fees totaled $12,000 in 1998 and $10,338 in 1997. The Owner also charges the Hotel a fee for corporate advertising, training and reservations equal to four percent of net suite revenue. These fees totaled $84,634 in 1998 and $53,614 in 1997. In 1998, the Owner charged a franchise fee of $84,634 to the Hotel, also computed at four percent of suite revenue. No franchise fee was charged in 1997. Effective in 1999, the Owner will be charging a "base management fee" of three percent of suite revenue to the hotel.

     The acquisition cost of the property and related furnishings and equipment was financed by the Owner. The Owner allocated interest to the property on monies advanced to fund the construction costs. The interest costs have been capitalized and depreciated in accordance with the Hotel's normal depreciation policy. Interest capitalized and included in the cost basis of the Hotel totaled $235,723 in 1997.

     On   most   property   and   equipment   purchases,  excluding  base  hotel
construction contracts, the following fees paid to Promus Hotels, Inc. have been capitalized:

      Purchase Fee - 4% of Asset Cost
      Project Management Fee - 4.5% and 5.5.% of labor portion of capitalized asset costs in 1998 and 1997, respectively.

     The Hotel maintains a depository bank account into which customer revenues have been deposited. The bulk of the Hotel's operating expenditures are paid through the Owner's corporate accounts. Funds are transferred from the Hotel's depository bank accounts to the Owner periodically. The transfers to the Owner and expenditures made on behalf of the Hotel by the Owner are accounted for through various intercompany accounts. No interest has been charged on these intercompany advances from ongoing operations. There is no intention to repay any advances to or from the Owner. Accordingly, the net amounts have been included in shareholders' equity with 1998 and 1997 intercompany/intracompany transfers being reflected as net capital contributions or distributions.

                       HOMEWOOD SUITES HOTEL -- JACKSON

                           BALANCE SHEET (UNAUDITED)
                                AUGUST 31, 1999


ASSETS
CURRENT ASSETS
 Cash .................................................    $     43,476
 Accounts Receivable, Net .............................         227,188
 Prepaids and Other ...................................          25,350
                                                           ------------
   Total Current Assets ...............................         296,014
                                                           ------------
INVESTMENT IN HOTEL PROPERTY
 Land and Improvements ................................         754,803
 Buildings and Improvements ...........................       5,278,927
 Furniture, Fixtures and Equipment ....................       1,197,295
                                                           ------------
   Total ..............................................       7,231,025
 Less: Accumulated Depreciation .......................      (1,082,506)
                                                           ------------
   Net Investment in Hotel Property ...................       6,148,519
                                                           ------------
   Total Assets .......................................    $  6,444,533
                                                           ============
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
 Accounts Payable .....................................    $      1,626
 Accrued Taxes ........................................          69,100
 Accrued Expenses - Other .............................          47,842
                                                           ------------
   Total Current Liabilities ..........................         118,568
                                                           ------------
SHAREHOLDERS' EQUITY
 Contributed Capital ..................................       5,625,316
 Retained Earnings ....................................         700,649
                                                           ------------
   Total Shareholders' Equity .........................       6,325,965
                                                           ------------
   Total Liabilities and Shareholders' Equity .........    $  6,444,533
                                                           ============


The acompanying notes are an integral part of these financial statements.

                       HOMEWOOD SUITES HOTEL -- JACKSON

                 STATEMENT OF SHAREHOLDERS' EQUITY (UNAUDITED)
            FOR THE PERIOD JANUARY 1, 1999 THROUGH AUGUST 31, 1999

                                                                         TOTAL
                                        CONTRIBUTED     RETAINED     SHAREHOLDERS'
                                          CAPITAL       EARNINGS        EQUITY
                                       -------------   ----------   --------------
Balances, January 1, 1999 ..........    $6,046,570      $369,131      $6,415,701
Net Income .........................            --       331,518         331,518
Capital Distributions, Net .........      (421,254)           --        (421,254)
                                        ----------      --------      ----------
Balances, August 31, 1999 ..........    $5,625,316      $700,649      $6,325,965
                                        ==========      ========      ==========

                          INCOME STATEMENT (UNAUDITED)
            FOR THE PERIOD JANUARY 1, 1999 THROUGH AUGUST 31, 1999

GROSS OPERATING REVENUE
 Suite Revenue ...........................................................    $1,487,301
 Other Customer Revenue ..................................................       112,292
                                                                              ----------
   Total Revenue .........................................................     1,599,593
                                                                              ----------
EXPENSES
 Property and Operating ..................................................       636,068
 General and Administrative ..............................................        51,587
 Advertising and Promotion ...............................................        75,268
 Utilities ...............................................................        50,426
 Real Estate and Personal Property Taxes, and Property Insurance .........        62,589
 Depreciation Expense ....................................................       284,657
 Franchise and Management Fees ...........................................       107,480
                                                                              ----------
   Total Expenses ........................................................     1,268,075
                                                                              ----------
   Net Income ............................................................    $  331,518
                                                                              ==========


The accompanying notes are an integral part of this financial statement.

                       HOMEWOOD SUITES HOTEL -- JACKSON

                      STATEMENT OF CASH FLOWS (UNAUDITED)
            FOR THE PERIOD JANUARY 1, 1999 THROUGH AUGUST 31, 1999



CASH FLOWS FROM (TO) OPERATING ACTIVITIES
 Net Income ......................................................................    $  331,518
                                                                                      ----------
 Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
   Depreciation ..................................................................       284,657
 Change in:
   Accounts Receivable ...........................................................       (78,983)
   Accounts Payable ..............................................................       (96,599)
   Accrued Taxes .................................................................       (18,375)
   Accrued Expenses - Other ......................................................         6,808
                                                                                      ----------
 Net Adjustments .................................................................        97,508
                                                                                      ----------
   Net Cash Flows from Operating Activities ......................................       429,026
CASH FLOWS FROM INVESTING ACTIVITIES
 Net Disposal of Investment in Hotel Property ....................................           948
CASH FLOWS TO FINANCING ACTIVITIES
 Net Equity Distributions ........................................................      (421,254)
                                                                                      ----------
   Net Increase in Cash ..........................................................         8,720
   Cash, January 1, 1999 .........................................................        34,756
                                                                                      ----------
   Cash, August 31, 1999 .........................................................    $   43,476
                                                                                      ==========


The accompanying notes are an integral part of this financial statement.

                    HOMEWOOD SUITES HOTEL -- JACKSON

                 NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
            FOR THE PERIOD JANUARY 1, 1999 THROUGH AUGUST 31, 1999

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

     The Homewood Suites Hotel - Jackson is a 91 suite hotel, located in Ridgeland, Mississippi, which opened in February, 1997. The Hotel specializes in providing extended stay lodging to business or leisure travelers. While customers may rent rooms for a night, terms of up to a month or longer are available. Services offered, which are particularly attractive to the extended stay traveler, include laundry services, 24 hour on-site convenience stores and grocery shopping services.

     Economic conditions in the area in which the Hotel is located impact revenues and the ability to collect accounts receivable.

     The Hotel has been owned and managed by an affiliate of Promus Hotels, Inc. (the Owner) throughout the financial statement period. The Owner has a contract pending to sell the Hotel to an affiliate of Apple Suites, Inc., a real estate investment trust established to acquire equity interests in hotel properties. The statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for inclusion in a filing by Apple Suites, Inc.

     The  corporate  owner pays income taxes on taxable income of the company as
a   whole   and  does  not  allocate  income  taxes  to  individual  properties.
Accordingly, the financial statements have been presented on a pretax basis.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

     Property -- The Hotel property is recorded at cost. Depreciation has been recorded straight-line using the following lives:

                                                        LIFE
                                                    ------------
     Land Improvements ..........................   10-15 Years
     Buildings and Improvements .................   15-35 Years
     Furniture, Fixtures and Equipment ..........   3-10 Years


     Major   renewals,  betterments  and  improvements  are  capitalized,  while ongoing maintenance and repairs are expensed as incurred. Building costs include interest capitalized during the construction period.

     Estimates -- The preparation of financial statements in accordance with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosures related thereto. Actual results could differ from those estimates.

     Annually, management of the Hotel reviews the carrying value and remaining depreciable lives of the Hotel property and related assets. Management does not believe there are any current indications of impairment. However, it is possible that estimates of the remaining useful lives will change in the near term.

     Accounts receivable are recorded net of an allowance for doubtful accounts based on management's historical experience in estimating credit losses. Actual uncollectible balances written off may be more or less than the allowance recorded.

     Cash -- Cash includes all highly liquid investments with a maturity date of three months or less when purchased.

     Advertising -- Advertising costs are expensed in the period incurred.

                        HOMEWOOD SUITES HOTEL -- JACKSON

                  NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
      FOR THE PERIOD JANUARY 1, 1999 THROUGH AUGUST 31, 1999 -- (CONTINUED)

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

     Inventories -- The Hotel maintains supplies of room linens and food and beverages. However, due to the ongoing routine replacement of these items and the difficulty in establishing market values, management has chosen to expense these items at point of purchase.

NOTE 3 -- RELATED PARTY TRANSACTIONS

     During the period January 1, 1999 through August 31, 1999, the following Owner related fees were expensed.

                          FEE TYPE                              BASIS FOR DETERMINATION     TOTAL EXPENSE
-----------------------------------------------------------   --------------------------   --------------
Accounting Fees ...........................................   $1,000 per month                 $ 8,000
Corporate Advertising, Training and Reservations ..........   4% of net suite revenue           59,492
Franchise Fees ............................................   4% of net suite revenue           59,492
Management Fees ...........................................   3% of net suite revenue           47,988

     The acquisition cost of the property and related furnishings and equipment was financed by the Owner. The Owner allocated interest to the property on monies advanced to fund the construction costs. The interest costs have been capitalized and depreciated in accordance with the Hotel's normal depreciation policy.

     On   most   property   and   equipment   purchases,  excluding  base  hotel
construction contracts, the following fees paid to Promus Hotels, Inc. have been capitalized:

      Purchase Fee -- 4% of Asset Cost
      Project Management Fee -- 4.5% of labor portion of capitalized asset costs

     The Hotel maintains a depository bank account into which customer revenues have been deposited. The bulk of the Hotel's operating expenditures are paid through the Owner's corporate accounts. Funds are transferred from the Hotel's depository bank accounts to the Owner periodically. The transfers to the Owner and expenditures made on behalf of the Hotel by the Owner are accounted for through various intercompany accounts. No interest has been charged on these intercompany advances from ongoing operations. There is no intention to repay any advances to or from the Owner. Accordingly, the net amounts have been included in shareholders' equity with intercompany/intracompany transfers being reflected as net capital distributions.

                              APPLE SUITES, INC.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                     AS OF SEPTEMBER 30, 1999 (UNAUDITED)

     The following unaudited Pro Forma Condensed Consolidated Balance Sheet of Apple Suites, Inc. (the "Company") is presented as if the acquisition of the seven Homewood Suites hotels from Promus Hotels, Inc. ("Promus") had occurred on September 30, 1999. See Note A for individual hotel details. Such information is based in part upon the consolidated balance sheet of the Company. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.

     The following unaudited Pro Forma Condensed Consolidated Balance Sheet is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of September 30, 1999, nor does it purport to represent the future financial position of the Company.

                                                                      HOMEWOOD                 HOMEWOOD
                                               HISTORICAL              SUITES                   SUITES
                                                BALANCE          ACQUISITION (A II)      ACQUISITION (A III)         TOTAL
                                                 SHEET              ADJUSTMENTS              ADJUSTMENTS           PRO FORMA
                                            ---------------   -----------------------   ---------------------   ---------------
ASSETS
 Investment in hotel properties .........    $ 36,292,592         $   51,081,600 (A)        $  5,962,920 (A)     $ 93,337,112
 Cash and cash equivalents ..............      10,924,786            (10,924,786)(D)                  --                   --
 Rent receivable from Apple Suites
   Management, Inc. .....................         417,306                     --                      --              417,306
 Due from Apple Suites Management,
   Inc. .................................         301,636                     --                      --              301,636
 Prepaid expenses .......................           4,522                     --                      --                4,522
 Other assets ...........................          48,577                     --                      --               48,577
                                             ------------         --------------            ------------         ------------
 Total Assets ...........................    $ 47,989,419         $   40,156,814            $  5,962,920         $ 94,109,153
                                             ============         ==============            ============         ============

LIABILITIES AND SHAREHOLDERS' EQUITY
 Liabilities
 Notes payable ..........................    $ 26,625,000         $   37,560,000 (B)        $  4,384,500 (B)     $ 68,569,500
 Accounts payable .......................           8,303                     --                      --                8,303
 Accrued expenses .......................         664,082                     --                      --              664,082
                                             ------------         --------------            ------------         ------------
 Total Liabilities ......................      27,297,385             37,560,000               4,384,500           69,241,885

 Shareholders' equity
 Common stock, no par value,
   authorized 200,000,000 shares;
   issued and outstanding 2,532,147
   shares ...............................      20,629,326              2,596,814  (C)          1,578,420 (C)       24,804,560
 Class B convertible stock, no par
   value, authorized 240,000 shares;
   issued and outstanding 240,000
   shares ...............................          24,000                     --                      --               24,000
 Net income greater than distributions             38,708                     --                      --               38,708
                                             ------------        ---------------          --------------         ------------
 Total Shareholders' Equity .............      20,692,034              2,596,814               1,578,420           24,867,268
                                             ------------        ---------------          --------------         ------------
 Total Liabilities and Shareholders'
   Equity ...............................    $ 47,989,419         $   40,156,814            $  5,962,920         $ 94,109,153
                                             ============        ===============          ==============         ============

----------
NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

(A) Increase   represents   the   purchase   of   7  hotels,  including  the  2%
    acquisitionfee payable to Apple Suites Realty Group, Inc. The hotels acquired are as follows:


                                                                                                2%
                                        DATE COMMENCED        DATE            PURCHASE      ACQUISITION                     DEBT
                  PROPERTY                OPERATIONS         ACQUIRED           PRICE           FEE         TOTAL         INCURRED
                  --------                ----------         --------           -----           ---         -----         --------
II    Homewood Suites-Atlanta, GA           1990           October 1, 1999    $ 9,800,000   $   196,000   $ 9,996,000    $ 7,350,000
II    Homewood Suites-Clearwater, FL    February 1998     November 24, 1999    10,416,000       208,320    10,624,320      7,812,000
II    Homewood Suites-Salt Lake, UT         1996          November 24, 1999     5,153,000       103,060     5,256,060      3,864,750
II    Homewood Suites-Atlanta, GA           1990          November 24, 1999     4,033,000        80,660     4,113,660      3,024,750
II    Homewood Suites-Detroit, MI           1990          November 24, 1999     4,330,000        86,600     4,416,600      3,247,500
II    Homewood Suites-Baltimore, MD      March 1998       November 24, 1999    16,348,000       326,960    16,674,960     12,261,000
III   Homewood Suites-Jackson, MS       February 1997     December 22, 1999     5,846,000       116,920     5,962,920      4,384,500
                    Total                                                     -----------   -----------   -----------    -----------
                                                                              $55,926,000   $ 1,118,520   $57,044,520    $41,944,500
                                                                              ===========   ===========   ===========    ===========


(B) Represents the debt incurred at acquisition. The notes bear interest of 8.5% per annum. The maturity date for the note in the amount of $7,350,000 is October 1, 2000,the maturity date for the note in the amount of $30,210,000 is December 1, 2000 and the maturity date of the note in the amount of $4,384,500 is January 1, 2001. The Company is required to make monthly principal payments in the amount of the equity proceeds received during a month in excess of offering expenses.

(C) Increase to common stock to reflect the net proceeds from the sale of common stock from the Company's continuous offering used to purchase these hotels.

(D) Reflects the use of cash on hand to purchase these hotels.

                               APPLE SUITES, INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED
                         SEPTEMBER 30, 1999 (UNAUDITED)

     The  following  unaudited  Pro  Forma  Condensed Consolidated Statements of
Operations of Apple Suites, Inc. (the "Company") are presented as if the acquisition of the eleven Homewood Suites hotels from Promus Hotels, Inc. ("Promus") had occurred at the beginning of the periods presented or date placed into service by Promus if later (See Note A) and all of the hotels had been leased to Apple Suites Management, Inc. (the "Lessee") pursuant to the Percentage Leases. Such pro forma information is based in part upon the Consolidated Statements of Operations of the Company, the Pro Forma Statements of Operations of the Lessee and the historical Statements of Operations of the acquired hotels. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.

     The following unaudited Pro Forma Condensed Consolidated Statements of Operations for the periods presented are not necessarily indicative of what actual results of operations of the Company would have been assuming such transactions had been completed as of the beginning of the periods presented, nor does it purport to represent the results of operations for future periods. The lease agreements between the Company and the Lessee were based on economic conditions existing at the time of acquisition. Applicaton of these agreements to periods prior to the acquisition may not be meaningful. The most significant assumption which may not be indicative of future operations is the amount of financial leverage employed. These Pro Forma statements assume 75% of the purchase price was funded with debt for the entire periods presented. The Company intends to repay this debt with the proceeds from its "best efforts" offering. This repayment of debt would result in lower interest expense, higher net income, but lower earnings per share.

     FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998 (UNAUDITED)

                                                                                      PRO FORMA
                                                                                     ADJUSTMENTS
                                                           -------------------------------------------------------------------------
                                              HISTORICAL    HOMEWOOD             HOMEWOOD              HOMEWOOD
                                             STATEMENT OF    SUITES               SUITES                SUITES             TOTAL
                                              OPERATIONS  ACQUISITION (A I)    ACQUISITION (A II)  ACQUISITION (A III)   PRO FORMA
                                             ------------ -----------------    ------------------  -------------------   ----------
REVENUE:
 Percentage lease revenue ............      $ --          $  6,526,922 (B)     $  5,241,307 (B)     $  1,070,700 (B)     $12,838,929
 Interest income and other income ....        --                   --                   --                    --                  --
EXPENSES:
 Taxes and insurance .................        --            1,040,638 (C)          432,979 (C)            89,387 (C)       1,563,004
 General and administrative ..........        --               90,175 (D)           86,477 (D)            65,659 (D)         242,311
 Depreciation ........................        --            1,256,071 (E)        1,155,328 (E)           199,487 (E)       2,610,686
 Interest expense ....................        --            2,688,125 (F)        2,338,818 (F)           372,683 (F)       5,399,626
                                            ----         ------------         ------------          ------------        ------------
Total expenses .......................        --            5,075,009            4,013,602               727,216           9,815,827
                                            ----         ------------         ------------          ------------        ------------
Net income ...........................      $ --         $  1,451,913         $  1,227,705          $    343,484        $  3,023,102
                                            ====         ============         ============          ============        ============
Earnings per common share:
 Basic and Diluted ...................      $ --                                                                        $       1.11
                                            ====                                                                        ============
Basic and diluted weighted average
 common shares outstanding ...........        --            1,412,531 (G)        1,132,040 (G)           176,360 (G)       2,720,931
                                            ====         ============         ============          ============        ============


FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)


                                                                                      PRO FORMA
                                                                                     ADJUSTMENTS
                                                           -------------------------------------------------------------------------
                                           HISTORICAL        HOMEWOOD            HOMEWOOD              HOMEWOOD
                                          STATEMENT OF        SUITES              SUITES                SUITES             TOTAL
                                           OPERATIONS     ACQUISITION (A I)   ACQUISITION (A II)   ACQUISITION (A III)   PRO FORMA
                                          ------------    -----------------   ------------------   -------------------  ------------
REVENUE:
 Percentage lease revenue ............  $   417,306       $  4,510,833 (B)     $  4,853,958 (B)       $  855,420 (B)    $10,637,517
 Interest income and other income ....       64,370                 --                   --                   --             64,370
EXPENSES:
 Taxes and insurance .................       79,729            822,599 (C)          529,548 (C)           70,413 (C)      1,502,289
 General and administrative ..........       36,028             67,221 (D)           66,676 (D)           49,244 (D)        219,169
 Depreciation ........................       97,510            931,211 (E)          953,304 (E)          149,615 (E)      2,131,640
 Interest expense ....................      229,701          1,977,313 (F)        1,925,888 (F)          279,512 (F)      4,412,414
                                        -----------       ------------         ------------           ----------        -----------
Total expenses .......................      442,968          3,798,344            3,475,416              548,784          8,265,511
Net income ...........................  $    38,708       $    712,490         $  1,378,542           $  306,636        $ 2,436,376
                                        ===========       ============         ============           ==========        ===========
Earnings per common share:
 Basic and Diluted ...................  $      0.02                                                                     $      0.83
                                        ===========                                                                     ============
Basic and diluted weighted average
 common shares outstanding ...........    2,286,052                 -- (G)          461,427 (G)          176,360 (G)      2,923,838
                                        ===========       ============         ============           ==========        ============


  ----------
NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(A) Represents results of operations for the eleven hotels acquired on a pro forma basis as if the eleven hotels were owned by the Company at the beginning of the periods presented or date placed into service by Promus if later, see below.


                                          DATE COMMENCED         DATE
                  PROPERTY                  OPERATIONS         ACQUIRED
      ---------------------------------- ---------------- ------------------
I     Homewood Suites--Dallas, TX             1990        September 1, 1999
I     Homewood Suites--Las Colinas, TX        1990        September 1, 1999
I     Homewood Suites--Plano, TX              1997        September 1, 1999
I     Homewood Suites--Richmond, VA         May 1998      September 1, 1999
I     Homewood Suites--Atlanta, GA            1990         October 1, 1999
-----------------------------------------------------------------------------

II    Homewood Suites--Clearwater, FL     February 1998   November 24, 1999
II    Homewood Suites--Salt Lake, UT          1996        November 24, 1999
II    Homewood Suites--Atlanta, GA            1990        November 24, 1999
II    Homewood Suites--Detroit, MI            1990        November 24, 1999
II    Homewood Suites--Baltimore, MD       March 1998     November 24, 1999
-----------------------------------------------------------------------------

III   Homewood Suites--Jackson, MS        February 1997   December 22, 1999

    Since three of the hotels (Richmond, VA, Clearwater, FL, and Baltimore, MD) were under construction in 1998 and full operations did not commence until the respective dates, no pro forma adjustments were made for the periods prior to completion.

(B) Represents lease payment from the Lessee to the Company calculated on a pro forma basis by applying the rent provisions in the Percentage Leases to the historical room revenue of the hotels as if the beginning of the period was the beginning of the lease year. The base rent and the percentage rent will be calculated and paid based on the terms of the lease agreement. Refer to the Master Hotel Lease Agreement section to Report for details.

(C) Represents historical real estate and personal property taxes and insurance which will be paid by the Company pursuant to the Percentage Lease agreements. Such amounts are the historical amounts paid by the respective hotels.

(D) Represents the advisory fee of .25% of accumulated capital contributions under the "best efforts" offering for the period of time not owned by the Company and anticipated legal and accounting fees, employee costs, salaries and other costs of operating as a public company.

(E) Represents the depreciation on the eleven hotels acquired based on the purchase price, excluding amounts allocated to land, of $37,450,320 for the first acquisition, $34,954,481 for the second acquisition, and $5,485,886 for the third acquisition, for the period of time not owned by the Company. The weighted average life of the depreciable assets was 27.5 years. The estimated useful lives are based on management's knowledge of the properties and the hotel industry in general. Depreciable assets of $31,913,270 did not commence depreciation until the respective opening dates.

(F) Represents the interest expense for the eleven hotel acquisitions for the period in which the hotels were not owned. Interest was computed using the interest rates of 8.5% on mortgage debt of $33,975,000 for the first acquisition, $30,210,000 for the second acquisition and $4,384,500 for the third acquisition that was incurred at acquisition.

(G) Represents additional common shares assuming the properties were acquired at the beginning of the periods presented with the net proceeds from the "best efforts" offering of $9 per share (net $8.06 per share) for the first $15,000,000 in proceeds and $10 per share (net $8.95 per share) for the remainder.

                          APPLE SUITES MANAGEMENT, INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED
                         SEPTEMBER 30, 1999 (UNAUDITED)

     The following unaudited Pro Forma Condensed Consolidated Statements of Operations of Apple Suites Management, Inc. (the "Lessee") are presented as if the eleven hotels purchased from Promus Hotels, Inc. ("Promus") had been leased from Apple Suites, Inc. (the "Company") pursuant to the Percentage Leases from the beginning of periods presented or date placed into service by Promus (see Note A). Further, the results of operations reflect the Management Agreement and License Agreement entered into between Promus and the Lessee or affiliate to operate the acquired hotels. The lease agreements between the Company and the Lessee were based on economic conditions existing at the time of of acquisition. Application of these agreements to periods prior to the acquisition may not be meaningful. Such pro forma information is based in part upon the Consolidated Statements of Operations of the Lessee and the Homewood Suites Hotels and should be read in conjunction with the financials statement contained herein. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.

     The following unaudited Pro Forma Condensed Consolidated Statements of Operations for the periods are not necessarily indicative of what the actual results of operations of the Lessee would have been assuming such transactions had been completed as of the beginning of the periods presented, nor does it purport to represent the results of operations for the future periods.


FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998 (UNAUDITED)


                                 HISTORICAL         HOMEWOOD            HOMEWOOD
                                STATEMENT OF         SUITES              SUITES
                                 OPERATIONS    ACQUISITIONS(A I)   ACQUISITIONS(A II)
                               -------------- ------------------- --------------------
REVENUES:
 Suite revenue ...............      $ --          $ 14,075,852        $ 10,812,372
 Other income ................        --               811,817             733,318
EXPENSES:
 Operating expenses ..........        --             5,586,712           4,748,240
 General and
  administrative .............        --               348,088             315,165

 Advertising and
  promotion ..................        --               648,273             502,899

 Utilities ...................        --               626,269             543,828
 Taxes and insurance .........        --             1,040,638             432,979
 Depreciation expense ........        --             2,394,294           2,214,501
 Franchise fees ..............        --               563,035             432,494

 Management fees .............        --                    --                  --
 Rent expense--Apple
  Suites, Inc. ...............        --                    --                  --
 Other .......................        --               226,964             349,961
                                    ----          ------------        ------------
Total expenses ...............        --            11,434,273           9,540,067
Income before income tax .....        --             3,453,396           2,005,623
  Income tax expense .........        --                    --                  --
                                    ----          ------------        ------------
Net income ...................      $ --          $  3,453,396        $  2,005,623
                                    ====          ============        ============



                                     HOMEWOOD
                                      SUITES              PRO FORMA            TOTAL
                                ACQUISITION(A III)       ADJUSTMENTS         PRO FORMA
                               -------------------- --------------------- ---------------
REVENUES:
 Suite revenue ...............      $ 2,115,861                    --      $ 27,004,085
 Other income ................          161,811                    --         1,706,946
EXPENSES:
 Operating expenses ..........          927,878                    --        11,262,830
 General and
  administrative .............           69,009              (124,000)(B)
                                                               50,000 (C)       658,262
 Advertising and
  promotion ..................          128,067            (1,083,952)(D)
                                                            1,080,163 (E)     1,275,450
 Utilities ...................           87,815                    --         1,257,912
 Taxes and insurance .........           89,387            (1,563,004)(F)            --
 Depreciation expense ........          417,551            (5,026,346)(G)            --
 Franchise fees ..............           84,634            (1,080,163)(H)
                                                            1,080,163 (I)     1,080,163
 Management fees .............               --             1,273,441 (K)     1,273,441
 Rent expense--Apple
  Suites, Inc. ...............               --            12,838,929 (L)    12,838,929
 Other .......................               --              (576,925)(M)            --
                                    -----------            ----------      ------------
Total expenses ...............        1,804,341             6,868,307        29,646,988
Income before income tax .....          473,331            (6,868,307)         (935,957)
  Income tax expense .........               --                    --                --
                                    -----------            ----------      ------------
Net income ...................      $   473,331        $   (6,868,307)     $   (935,957)
                                    ===========        ==============      ============

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)


                                 HISTORICAL         HOMEWOOD            HOMEWOOD
                                STATEMENT OF         SUITES              SUITES
                                 OPERATIONS    ACQUISITIONS(A I)   ACQUISITIONS(A II)
                               -------------- ------------------- --------------------
REVENUES:
 Suite revenue ...............    $ 961,604       $ 9,818,797          $ 9,885,579
 Other income ................       59,548           560,096              580,287
EXPENSES:
 Operating expenses ..........      259,098         3,794,204            3,984,624
 General and
  administrative .............       85,676           250,317              245,792

 Advertising and
  promotion ..................       93,237           438,985              475,007

 Utilities ...................       26,101           354,113              451,112
 Taxes and insurance .........           --           822,599              529,548
 Depreciation expense ........           --         1,783,021            1,814,014
 Franchise fees ..............       38,464           392,757              395,423

 Management fees .............       40,769           311,275              313,854
 Rent expense--Apple
  Suites, Inc. ...............      417,306                --                   --

 Other .......................       15,425                --                   --
                                  ---------       -----------          -----------
Total expenses ...............      976,076         8,147,271            8,209,374
Income before income tax .....       45,076         2,231,622            2,256,492
  Income tax expense .........       18,030                --                   --
                                  ---------       -----------          -----------
Net income ...................    $  27,046       $ 2,231,622          $ 2,256,492
                                  =========       ===========          ===========



                                     HOMEWOOD
                                      SUITES              PRO FORMA            TOTAL
                                ACQUISITION(A III)       ADJUSTMENTS         PRO FORMA
                               -------------------- --------------------- ---------------
REVENUES:
 Suite revenue ...............      $ 1,673,214                    --      $ 22,339,194
 Other income ................          126,329                    --         1,326,260
EXPENSES:
 Operating expenses ..........          715,577                    --         8,753,503
 General and
  administrative .............           58,035               (99,000)(B)
                                                               37,500 (C)       578,320
 Advertising and
  promotion ..................           84,677              (855,109)(D)
                                                              855,104 (E)     1,091,901
 Utilities ...................           56,729                    --           888,055
 Taxes and insurance .........           70,413            (1,422,560)(F)            --
 Depreciation expense ........          320,239            (3,917,274)(G)            --
 Franchise fees ..............           66,929              (855,109)(H)
                                                              855,104 (I)       893,568
 Management fees .............           53,987              (679,115)(J)
 Rent expense--Apple
  Suites, Inc. ...............               --             1,000,772 (K)     1,041,542
                                                           10,220,211 (L)    10,637,542
 Other .......................               --                    --            15,425
                                    -----------       ---------------      ------------
Total expenses ...............        1,426,586             5,140,524        23,899,831
Income before income tax .....          372,957            (5,140,524)         (234,377)
  Income tax expense .........               --               (18,030)(N)            --
                                    -----------       ---------------      ------------
Net income ...................      $   372,957        $   (5,122,495)     $   (234,378)
                                    ===========       ===============      ============

NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(A) Represents results of operations for the eleven Homewood Suites hotel acquisitions on a pro forma basis as if the hotels acquired were leased and operated by the Lessee at the beginning of the periods presented or date placed into service by Promus, see below. The hotels acquired are as follows:


                                          DATE COMMENCED         DATE
      PROPERTY                              OPERATIONS         ACQUIRED
      ---------------------------------- ---------------- ------------------
I     Homewood Suites--Dallas, TX             1990        September 1, 1999
I     Homewood Suites--Las Colinas, TX        1990        September 1, 1999
I     Homewood Suites--Plano, TX              1997        September 1, 1999
I     Homewood Suites--Richmond, VA         May 1998      September 1, 1999
I     Homewood Suites--Atlanta, GA            1990         October 1, 1999
-----------------------------------------------------------------------------

II    Homewood Suites--Clearwater, FL     February 1998   November 24, 1999
II    Homewood Suites--Salt Lake, UT          1996        November 24, 1999
II    Homewood Suites--Atlanta, GA            1990        November 24, 1999
II    Homewood Suites--Detroit, MI            1990        November 24, 1999
II    Homewood Suites--Baltimore, MD       March 1998     November 24, 1999
-----------------------------------------------------------------------------

III   Homewood Suites--Jackson, MS        February 1997   December 22, 1999

    Since three hotels were under construction in 1998 and full operations did not commence until the respective dates, no pro forma adjustments were made prior to the date the hotel commenced operations.

(B) Represents the elimination of the historical accounting fee allocated to the hotels by the prior owner.

(C) Represents the addition of the anticipated legal and accounting and other expenses to operate as a stand alone company.

(D) Represents the elimination of the historical advertising, training and reservation fee allocated to the hotels by the prior owner.

(E) Represents the addition of the marketing fee to be incurred under the new license agreements. The marketing fee is calculated based on the terms of the license agreements which is 4% of suite revenue.

(F) Represents the elimination of the taxes and insurance. Under the terms of the lease these expenses will be incurred by the Company and, accordingly, are reflected in the Company's Pro Forma Condensed Consolidated Statement of Operations.

(G) Represents the elimination of the depreciation expense. This expense will be reflected in the Company's Pro Forma Condensed Consolidated Statement of Operations.

(H) Represents the elimination of the historical franchise fee allocated to the hotels by the prior owner.

(I) Represents the addition of franchise fees to be incurred under the new license agreement. The franchise fees are calculated based on the terms of the agreement, which is 4% of suite revenue.

(J) Represents the elimination of the historical management fees for the nine months ended September 30, 1999.

(K) Represents the addition of the management fees of 4% of gross revenue and the accounting fee $1,000 per hotel per month to be incurred under the new management agreements for the period presented.

(L) Represents lease payments from the Lessee to the Company calculated on a pro forma basis by applying the rent provisions in the Percentage Leases to the historical room revenue of the hotels as if the beginning of the period was the beginning of the lease year. The base rent and the percentage rent will be calculated and paid based on the terms of the lease agreement. Refer to the Master Hotel Lease Agreement section to Report for details.

(M) Represents the elimination of pre-opening operating expenses not incurred by the Lessee.

(N) Represents the reduction of estimated tax liability at September 30, 1999 based on net loss for the proforma period.